Exhibit 99.B(a)(10)

BOSTON TRUST & WALDEN FUNDS

Change of Principal Business Address and Change of Resident Agent

RESOLVED, that, pursuant to Section 8.3 of the Declaration of Trust of the Boston Trust & Walden Funds (the “Trust”) dated January 8, 1992, as amended, Section 1.1 of the Declaration of Trust is amended as follows:

Section 1.1.  Name.  The name and principal business address of the Trust created hereby is “The Boston Trust & Walden Funds”, One Beacon Street, Boston, MA 02108.

FURTHER RESOLVED, that, pursuant to Section 8.3 of the Declaration of Trust, Section 10.1 of the Declaration of Trust is amended as follows:

Section 10.1.  Resident Agent.  The Trust’s resident agent in the Commonwealth of Massachusetts shall be Boston Trust & Investment Management Company, One Beacon Street, Boston, MA 02108.

FURTHER RESOLVED, that the officers of the Trust are authorized to execute, deliver and file any documents, including an amendment to the Trust’s Declaration of Trust, and to take any other actions they deem necessary and appropriate to effectuate the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 23rd day of May, 2018.

/s/ Diane E. Armstrong	/s/ Michael M. Van Buskirk
Diane E. Armstrong	Michael M. Van Buskirk

/s/ Elizabeth E. McGeveran	/s/ Lucia Santini
Elizabeth E. McGeveran	Lucia Santini

/s/ Heidi Soumerai
Heidi Soumerai